Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

CohBar, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	65,300,000	(1)		(2)	$21,766.67	(2)	$0.0001102	$2.40

Fees Previously Paid	—	—	—	—		—		—			—

Carry Forward Securities

Carry Forward Securities	—	—	—	—				—				—	—	—	—

	Total Offering Amounts							$21,766.67	(2)	—	$2.40
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$2.40

(1)	Relates to common stock, $0.001 par value per share, of CohBar, Inc., a Delaware corporation (“CohBar”), issuable to holders of common stock, $0.001 par value per share, of Morphogenesis, Inc., a Delaware corporation (“Morphogenesis”), in the proposed merger of Chimera MergeCo, Inc., a Delaware corporation and wholly owned subsidiary of CohBar, with and into Morphogenesis, with Morphogenesis surviving as a wholly owned subsidiary of CohBar and CohBar being the surviving corporation of the merger. The amount of common stock of CohBar to be registered includes the estimated maximum number of shares of common stock of CohBar that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a reverse stock split of common stock of CohBar, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 0.3114 shares of common stock of CohBar for each outstanding share of common stock of Morphogenesis.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Morphogenesis is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Morphogenesis securities expected to be exchanged in the proposed merger.